Exhibit 3.15

STATE OF DELAWARE

Subsidiary into a Parent

Section 253

CERTIFICATE OF OWNERSHIP

MERGING

CHRISTIE ELECTRIC CORP.

INTO

MARATHONNORCO AEROSPACE, INC.

MarathonNorco Aerospace, Inc., a corporation incorporated on the 2nd day of July, 1993, pursuant to the provisions of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY that this corporation owns at least 90% of the capital stock of Christie Electric Corp., a corporation incorporated on the 6th day of December, 1929, pursuant to the provisions of the California Secretary of State, and that this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 25th June, 2007, determined to and did merge into itself said Christie Electric Corp., which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 100% of the outstanding stock of Christie Electric Corp., a corporation organized and existing under the laws of California; and

WHEREAS this corporation desires to merge into itself the said Christie Electric Corp., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said Christie Electric Corp. and assumes all of its liabilities and obligations;

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she hereby is directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said Christie Electric Corp. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger; and

FURTHER RESOLVED, this Certificate of Ownership is to become effective on June 30, 2007.

IN WITNESS WHEREOF, said parent corporation has caused it corporate seal to be affixed and this certificate to be signed by an authorized officer this 25th day of June, 2007.

MarathonNorco Aerospace, Inc.

By:	/s/ Gregory Rufus

Its:	Treasurer

AGREEMENT OF MERGER

This Agreement of Merger is made and entered into as of the 25th day of June, 2007 between Christie Electric Corp., a California corporation (“Christie Electric”), and MarathonNorco Aerospace, Inc., a Delaware corporation (“MarathonNorco”) (herein sometimes collectively called the “Constituent Corporations”).

WHEREAS, Christie Electric is a wholly-owned subsidiary of MarathonNorco;

WHEREAS, the Constituent Corporations desire that Christie Electric merge with and into MarathonNorco (the “Merger”) upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Delaware and the State of California; and

WHEREAS, the Board of Directors and the shareholders of each Constituent Corporation have approved and adopted this Agreement of Merger;

NOW, THEREFORE, the Constituent Corporations do hereby covenant and agree as follows:

1. Merger. Upon the Effective Date (as defined in Section 8 below), Christie Electric shall be merged with and into MarathonNorco, which shall be, and is herein sometimes referred to as, the Surviving Corporation. The Surviving Corporation shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Christie Electric shall cease forthwith upon the Effective Date.

2. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of MarathonNorco and the Bylaws of MarathonNorco on the Effective Date shall remain the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

3. Shares. On the Effective Date each issued and outstanding share of common stock of Christie Electric  shall be cancelled.

4. Directors. The directors of MarathonNorco on the Effective Date shall be the directors of the Surviving Corporation and shall hold office until their respective successors shall have been elected and qualified in accordance with the Bylaws of the Surviving Corporation and as otherwise provided by law.

5. Officers. The officers of MarathonNorco on the Effective Date shall be the officers of the Surviving Corporation and shall hold office until their respective successors shall have been elected and qualified in accordance with the Bylaws of the Surviving Corporation and as otherwise provided by law.

6. Effects of Merger. The effect of the merger, at the Effective Date, shall be as provided by Chapter 1 of the Delaware General Corporation Law and Chapter 11 of the California Corporations Code. Without limiting the generality of the foregoing, and subject thereto, upon the Effective Date, the separate existence of Christie Electric shall cease, and the Surviving Corporation shall posses all the rights, privileges, immunities, powers, authority and franchises, of a public as well as of a private nature, and the Surviving Corporation shall be subject to all of the restrictions, liabilities, obligations and duties of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts, liabilities and obligations due to each of the Constituent Corporations on whatever account or belonging to any of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, immunities, powers, authority and franchises, all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and all rights of creditors and all liens upon any property of each of the Constituent Corporations shall not revert or be in any way impaired by reason of this merger, on only the property affected by such liens immediately prior to the Effective Date. Any action or proceeding pending by or against each of the Constituent Corporations at the Effective Date may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in such corporation’s place.

7. Amendments. Notwithstanding approval of this Agreement by the directors of the Constituent Corporations, the Boards of Directors of the Constituent Corporations may amend this Agreement by written agreement at any time prior to the Effective Date; provided that any such amendment shall not (a) alter the amount or kind of consideration to be received in exchange for shares of capital stock of Christie Electric, (b) alter any term of the Articles or Certificate of Incorporation or Bylaws of Christie Electric  or MarathonNorco, or (c) alter the terms and conditions of this Agreement if such alteration would adversely affect the holder of capital stock of either Constituent Corporation.

8. Effective Date of Merger. As soon as practicable after this Agreement has been duly adopted by the boards of directors of Christie Electric and MarathonNorco, a Certificate of Ownership shall be filed with the Delaware Secretary of State in accordance with the laws of the State of Delaware and the California Secretary of State in accordance with the laws of the State of California. The merger of Christie Electric  into MarathonNorco shall become effective upon filing of the Certificate of Owership with the Delaware Secretary of State (the “Effective Date”).

9. Termination. Notwithstanding approval of this Agreement of Merger by the directors and shareholder of the Constituent Corporations, this Agreement of Merger may be terminated and the Merger abandoned at any time prior to the Effective Date by mutual consent of the Boards of Directors of the Constituent Corporations.

10. Miscellaneous. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter. Whenever the context requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine and neuter gender.

IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority duly granted by its board of directors, has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

Christie Electric Corp., a California corporation
By:	/s/ Gregory Rufus

Name:	Gregory Rufus

Its:	Treasurer

MarathonNorco Aerospace, Inc., a Delaware corporation
By:	/s/ Gregory Rufus

Name:	Gregory Rufus

Its:	Treasurer